SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C.  20549



                                   FORM 8-K


                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):  January 26, 1994



                           CLARK EQUIPMENT COMPANY
            (Exact name of registrant as specified in its charter)



       Delaware                    1-5646                 38-0425350
(State or other juris-          (Commission             (IRS Employer
diction of incorporation)       File Number)     Identification Number)



100 North Michigan Street
P. O. Box 7008
South Bend, Indiana
(Address of principal                                       46634
executive offices)                                       (Zip Code)



Registrant's telephone number                            (219) 239-0100
including area code

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ITEM 5.  OTHER EVENTS


On January 26, 1994, Registrant issued a press release regarding its fourth quarter and full year 1993 results. A copy of this press release is attached as Exhibit (99) and incorporated in this Item by reference. The press release contains certain forward-looking statements about Registrant as defined in paragraph (c) of Rule 3b-6, "Liability for Certain Statements by Issuers" issued pursuant to the Securities Exchange Act of 1934. The forward-looking statements of Registrant published in the press release are reaffirmed hereby.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
           EXHIBITS

Exhibit (99) - Registrant's press release regarding its fourth quarter and full year 1993 results issued January 26, 1994.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CLARK EQUIPMENT COMPANY

                              /s/ John J. Moran, Jr.

                              John J. Moran, Jr.
                              Assistant Secretary



Date:  January 26, 1994





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                                 EXHIBIT (99)
                                NEWS  RELEASE

Contact:  Joe Fimbianti            Release Date:  IMMEDIATE
          219/239-0176

                          CLARK REPORTS PROFITABLE 1993;
                   SIGNIFICANTLY IMPROVED RESULTS FROM OPERATIONS


SOUTH BEND, INDIANA, January 26, 1994 -- Clark Equipment Company (NYSE:
CKL) today announced net income of  $48 million, or $2.76 per share,
for 1993.   Included in 1993 results is a gain of $6.2 million, or
$0.35 per share, related to a change in accounting for income taxes from the Company's investment in VME Group N.V. These results compare to 1992 net income of $66 million, or $3.81 per share, which included a one-time benefit of $92 million for an accounting change for deferred taxes and a $1.5 million net benefit from the sale and operating losses of Clark's forklift truck business. Sales for 1993 were $874.9 million, up 9 percent from $802.7 million in 1992. The announcement was made by Leo J. McKernan, Clark chairman, president, and chief executive officer.

Commenting on the year's performance, Mr. McKernan said, "Our operating businesses made solid gains in 1993. Clark consolidated operations, which include Melroe, Clark-Hurth Components, and Clark Automotive Products, delivered profits of $34 million, up 68 percent from $20.2 million in 1992, on a 9 percent sales increase. Similarly, the performance of VME Group N.V., Clark's 50-percent-owned joint venture, improved $55.9 million, with Clark's share of net operating income rising to $7.8 million, despite a 9 percent sales decline." In 1992, Clark's share of VME's losses was $48.1 million.
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In fourth quarter 1993, Clark recorded net income of $18.4 million, or
$1.06 per share, on sales of $220.3 million, compared to a loss of $2.8 million, or $0.16 per share, on sales of $191.3 million in the prior-year period. There was substantial improvement in the operating earnings of Clark consolidated businesses and VME. There was no LIFO income in 1993, compared to $1.8 million in fourth quarter 1992.

Two special charges combined to lower Clark 1993 fourth quarter net income by $5.2 million. These included (1) an expense related to stock appreciation rights due to an increase in Clark's share price and (2) a charge to field retrofit one skid-steer loader model with an additional
hydraulic lock-out system to prevent potential misuse.   The negative
impact of these special charges was reduced by decreased provisions for taxes in the fourth quarter related to Clark's ability to utilize capital loss carryforwards in the U.S. and Brazil.

Incoming orders in the fourth quarter 1993 were $207 million, compared to $224 million in third quarter 1993 and $147 million in fourth quarter 1992. Order backlogs at December 31, 1993, were $146 million, compared to $123 million at year-end 1992.
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Commenting on the results of Clark's consolidated businesses, Mr.
McKernan said, "Clark-Hurth's fourth quarter sales were flat compared to the third quarter. The European recession was largely responsible for reducing overall 1993 sales by more than 10 percent. However, during the fourth quarter, incoming order and backlog trends improved, especially in the European axle and transmission businesses. Even though the market outlook is relatively flat again in 1994, Clark-Hurth has reduced its breakeven level significantly and should be profitable at 1993 sales volumes."

Regarding Brazil-based Clark Automotive Products, Mr. McKernan said, "The business remained profitable, even with the normal seasonal fourth quarter sales decline. Sales, orders, and earnings for fourth quarter 1993 increased compared to the prior-year period." The automotive, light truck, and industrial sectors in Brazil also continued to improve compared to 1992. The agricultural tractor and heavy truck sectors also grew, but remained well below normal sales levels. Improved sales of replacement parts also benefited margins.

"At Melroe, sales and orders increased compared to an unusually strong third quarter," said Mr. McKernan. "This growth is coming from the strong North American market, where industry fourth quarter retail sales were up by more than 20 percent over 1992. In 1993, Melroe
market share also improved over 1992."   He added that the strength in
North American markets was partially offset by the continued deterioration in Europe, where skid-steer sales declined. Bobcat mini-

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excavator 1993 sales increased, as the product line made continued
headway in North America and Europe.

Discussing the performance of VME Group, Mr. McKernan noted, "Clark's share of VME's net income increased to $10.3 million in the fourth quarter from $1.8 million in the third quarter and a reported loss of $7.4 million in fourth quarter 1992. Sales improved in Scandinavia, North America, and Brazil over the third quarter, offsetting continuing weakness in most European markets. Fourth quarter 1993 sales were virtually unchanged from the prior-year period, reflecting substantial margin gains from cost reduction efforts in 1992 and 1993 and the devaluation of the Swedish Krona."

Mr. McKernan also noted that VME strengthened its worldwide position in mining equipment markets by forming a joint venture with Hitachi Construction Machinery in the rigid hauler business. Hitachi, which holds a substantial minority ownership in the venture, will distribute rigid haulers in Japan and select markets in Asia and Oceania. Hitachi will also distribute VME's Volvo BM line of articulated haulers and large wheel loaders in Japan.

Looking ahead, Mr. McKernan said, "We're cautiously optimistic about 1994. While we expect earnings for first quarter 1994 to be below fourth quarter 1993 for seasonal reasons, first quarter results should
improve compared to the prior-year period.   Clark operations will make
performance gains in 1994, even if markets remain flat during the remainder of the year. Results will improve as our businesses continue to benefit from previous cost reduction programs. When worldwide markets strengthen, particularly in Europe, we expect further gains in financial performance."

Clark Equipment Company's business is the design, manufacture, and sale of skid-steer loaders, construction machinery, transmissions for on-highway vehicles, and axles and transmissions for off-highway equipment.

                                  # # # # #

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
CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME AND RETAINED EARNINGS (AUDITED)
                                              For the Period Ended December 31, 1993
(Amounts in Thousands, except per share data)   Fourth Quarter      Twelve Months
                                                1993      1992      1993       1992
Net sales....................................$ 220,283 $ 191,270 $ 874,917 $  802,716

Operating costs and expenses:
   Cost of goods sold......................... 179,294   156,863   700,370    663,565
   Selling, general and
      administrative expenses.................  30,276    26,492   118,504     99,821
                                               209,570   183,355   818,874    763,386
Operating income..............................  10,713     7,915    56,043     39,330

Other income, net.............................     657     4,068    11,939     16,885
Interest expense..............................  (2,721)   (5,661)  (21,506)   (25,631)
Pre-tax income from consolidated operations...   8,649     6,322    46,476     30,584
Provision for income taxes....................     642     1,736    12,447     10,361
Income from consolidated operations...........   8,007     4,586    34,029     20,223
Equity in net income (loss)
   of associated company......................  10,387    (7,363)    7,840    (48,083)
Income (loss) from continuing operations......  18,394    (2,777)   41,869    (27,860)
Discontinued operations:
   Income (loss) from operations..............       0         0         0     (6,701)
   Gain on sale...............................       0         0         0      8,519
Income from discontinued operations...........       0         0         0      1,818
Income (loss) before effect of
   change in accounting principle.............  18,394    (2,777)   41,869    (26,042)
Effect of accounting change--income taxes.....       -         -     6,150     92,000
Net income (loss).............................  18,394    (2,777)   48,019     65,958

Add: Income retained (accumulated deficit)
   at beginning of period.....................  74,471    47,836    44,869    (20,899)
Deduct: Excess cost of treasury shares issued
   over the cost of certain employee benefits.     157       190       180        190
Income retained at end of period.............$  92,708 $  44,869 $  92,708 $   44,869

Income (loss) per share:
   From continuing operations................$    1.06 $    (.16)$    2.41 $   (1.60)
   From discontinued operations...............       -         -         -        .10
   From effect of accounting change...........       -         -       .35       5.31
   Net income (loss).........................$    1.06 $    (.16)$    2.76 $     3.81

Average number of shares......................  17,425    17,349    17,421     17,334
Number of shares outstanding
   at end of period...........................  17,402    17,351    17,402     17,351

Sales by classes of products (In millions):
   Off-highway...............................$   174.2 $   157.4 $   690.6 $    657.5
   On-highway.................................    46.1      33.9     184.3      145.2
Total net sales..............................$   220.3 $   191.3 $   874.9 $    802.7

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
CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
CONDENSED BALANCE SHEET (AUDITED)
(Amounts in Thousands)
                                                          Dec.31     Dec.31
ASSETS                                                     1993       1992
Current Assets:
   Cash, equivalents, and short-term investments.......$  235,828 $  191,924
   Accounts and notes receivable........................   77,103     66,151
   Accounts receivable from associated companies........    2,041      1,046
   Refundable income taxes..............................    3,543          0
   Inventories..........................................  108,620    100,817
   Investment in discontinued operations-
      remaining insurance operations ...................        0      9,648
   Deferred tax assets--net.............................   29,202     21,341
   Other current assets.................................    5,434      5,198
      Total current assets..............................  461,771    396,125
Investments and advances--associated companies..........  122,106    121,314
Deferred tax assets--net ...............................  107,901    101,831
Property, plant and equipment--net......................  201,924    216,196
Assets held for sale....................................    6,765      9,676
Goodwill................................................   67,461     81,653
Other assets............................................   40,890     31,896
      Total assets.....................................$1,008,818 $  958,691

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Notes payable.......................................$   22,512 $   23,821
   Accounts payable and accrued liabilities.............  150,142    118,195
   Income taxes payable.................................    4,139      3,320
   Accrued postretirement benefits......................   19,560     19,000
   Deferred income taxes................................      800        963
   Current installments on long-term debt...............    9,612     21,570
      Total current liabilities.........................  206,765    186,869
Long-term borrowings....................................  204,770    186,629
Other non-current liabilities...........................   74,686     90,508
Accrued postretirement benefits.........................  233,239    229,903
Deferred income taxes...................................   21,205     12,195
      Total liabilities.................................  740,665    706,104
Stockholders' Equity:
   Capital stock........................................  323,540    323,164
   Retained earnings....................................   92,708     44,869
   Cumulative translation and other adjustments.........  (67,083)   (28,843)
   Common stock held in treasury at cost................  (49,728)   (50,951)
   Leveraged Employee Stock Ownership
      Plan shares.......................................  (31,284)   (35,652)
      Total stockholders' equity........................  268,153    252,587
      Total liabilities and stockholders' equity.......$1,008,818 $  958,691

Debt/Capitalization Ratio...............................     46.9%      47.9%
Year-to-date capital expenditures......................$   29,877 $   37,284
Year-to-date depreciation charges......................$   36,379 $   44,120

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